Exhibit 10.j

AGREEMENT

THIS AGREEMENT, by and between A. O. Smith Corporation, a Delaware corporation, hereinafter referred to as “A. O. Smith” and W. David Romoser, an individual, hereinafter referred to as “Romoser”.

WHEREAS, Romoser is currently employed by A.O. Smith in the capacity of Senior Vice President, General Counsel and Secretary of A. O. Smith Corporation; and

WHEREAS, Romoser desires to retire and terminate the employment relationship with A. O. Smith and A. O. Smith deems it necessary for Romoser to remain available as needed through December 31, 2008 to assist in business and legal matters;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed as follows:

1.	Romoser will resign as the Senior Vice President, General Counsel and Secretary of A. 0. Smith Corporation effective May 31, 2007, and will retire from A. O. Smith effective July 15, 2007.

2.	Romoser and A. O. Smith shall enter into the Consulting Agreement attached as Exhibit 1 to allow A. O. Smith to have the services of Romoser to assist in pending business and legal matters through December 31, 2008.

3.	A. O. Smith agrees to continue group health and dental insurance coverage for Romoser and his eligible dependents through October 31, 2008, provided Romoser pays the applicable employee contribution toward the coverage. A. O. Smith’s medical coverage will become secondary to Medicare on January 1, 2008 with respect to the coverage for Romoser’s spouse based on her Medicare eligibility. A. O. Smith will reimburse Romoser for the Part B Medicare premium paid on behalf of Romoser’s spouse for the period January 1, 2008 through October 31, 2008. Effective August 1, 2008, A. O. Smith’s medical coverage for Romoser will become secondary to Medicare based on his attainment of age 65 on July 12, 2008. A. O. Smith will reimburse Romoser for his Part B Medicare premium during the period August 1, 2008 through October 31, 2008.

4.	Romoser shall be eligible to receive company matching contributions in the Profit Sharing Retirement Plan for the portion of 2007 he worked provided he has an account in the plan on December 31, 2007 with an account balance equal to or greater than the amount he contributed to the plan in 2007.

5.	Romoser shall be eligible to receive an annual bonus under the A. O. Smith Combined Executive Incentive Compensation Plan for 2007 computed as if he had participated in the plan through December 31, 2007.

6.	Romoser shall be eligible for the use of his current company leased car until December 31, 2007. At such time, he shall have the option of returning the car or purchasing the car per the normal lease agreement. During his use of the company leased car,

A. O. Smith shall maintain all existing collision, comprehensive and liability insurance on the car, and Romoser shall be responsible for all operating and maintenance costs.

7.	The payment by A. O. Smith of fees and dues for club membership Romoser currently is provided will be continued through December 31, 2007.

8.	A. O. Smith agrees to continue its practice of reimbursing Romoser for the income taxes due on the imputed or reportable income related to A. O. Smith’s payment of club fees and dues, and lease payments on the company car.

9.	The payment of Romoser’s supplemental monthly pension benefit and the roll out of his split dollar life insurance policies shall be delayed until February 2008 as required under Section 409A of the Internal Revenue Code. Calculation of the amounts due shall be based on a retirement date of July 15, 2007, with a benefit commencement date of August 1, 2007.

10.	Romoser agrees to release and forever discharge A. O. Smith Corporation and any of their affiliated companies, their officers, directors and employees of and from any and all claims, demands, rights, liabilities and causes of action of whatsoever kind or nature, arising out of or in connection with his employment. This release specifically encompasses all claims of employment discrimination based on race, color, religion, sex and national origin under Title VII of the Civil Rights Act of 1964 or under Section 1981 of the Civil Rights Act of 1866, all claims of age discrimination under the Age Discrimination in Employment Act of 1967 (ADEA), all claims under the Employee Retirement Income Security Act (ERISA), all claims of employment discrimination under the Americans with Disabilities Act (ADA), any claim for severance pay under the A. O. Smith Severance Pay Plan, all claims based on any express or implied employment contract as well as claims under any applicable state or local law concerning employment. This release shall not apply to: (i) any claims for benefits under applicable unemployment compensation law; (ii) any claim for vested benefits under A. O. Smith’s pension and savings plans; (iii) any rights that Romoser may have to indemnification to the extent provided in A. O. Smith’s articles of incorporation, bylaws, or indemnification agreements to which Romoser is a party; (iv) any rights that Romoser may have under any directors or officers insurance policies; and (v) the rights established under this Agreement. This release shall also not apply to any right or claims under the Age Discrimination and Employment Act of 1967 (ADEA) which arise after the date this Agreement is executed.

11.	Romoser agrees that he will not disclose the terms, amounts and facts of this Agreement to anyone other than to his financial or tax advisor, attorney or immediate family members.

12.	Romoser shall have the right to revoke this Agreement within seven (7) days after he executes it, by providing written notice of such revocation to A. O. Smith. This Agreement shall not be effective or enforceable until the seven-day revocation period has expired.

13.	Romoser acknowledges that he has been advised by A. O. Smith to seek the advice of an attorney regarding this Agreement and that he has been given 21 days to decide whether to agree to its terms.

14.	The illegality or unenforceability of any legal and enforceable provision of this Agreement shall not affect the validity and enforceability of any legal and enforceable provision of this Agreement.

15.	This Agreement shall supersede and replace all prior written and oral agreements between the parties regarding the subject matter of this Agreement.

16.	This Agreement will be binding upon any successors and assigns of A. O. Smith.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year indicated below.

A. O. SMITH CORPORATION

Dated : 6/4/07	By:	/s/ Mark A. Petrarca
Mark A. Petrarca
Senior Vice President
Human Resources & Public Affairs

Dated: June 4, 2007	By:	/s/ W. David Romoser
W. David Romoser

Exhibit 1

CONSULTING AGREEMENT

THIS AGREEMENT made and entered into this 4th day of June, 2007, between A. O. Smith Corporation, a Delaware corporation (“A. O. Smith”) and W. David Romoser (“Consultant”).

WHEREAS, Consultant will retire from his employment with A. O. Smith as Senior Vice President and General Counsel on July 15, 2007; and

WHEREAS, A. O. Smith wishes to retain Consultant to provide legal consulting services following his retirement and Consultant wishes to provide such services to A. O. Smith;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, A. O. Smith and Consultant agree as follows:

1.

Consulting Services. Consultant shall provide business and legal advice and perform such other functions as the Chief Executive Officer and General Counsel of A. O. Smith may from time to time reasonably request, specifically including advice on the following matters:

a.	The establishment of a water heater manufacturing operation in India;

b.	The termination of the Water Heater Industry Joint Research and Development Consortium;

c.	The merger of the Gas Appliance Manufacturing Association with the Air Conditioning and Refrigeration Institute;

d.	* and

e.	Other legal activities as determined by the Chief Executive Officer or General Counsel.

Consultant shall not perform consulting services under this Consulting Agreement at a level which is 50% or more of the average level of services performed by Consultant as the General Counsel for A. O. Smith during the 36 month period prior to his retirement on July 15, 2007.

Consultant shall provide periodic reports on the status of his activities as requested by A. O. Smith. In performing his services under this Agreement, Consultant shall exercise the degree of skill and care observed by professional consultants performing the same or similar services.

*

Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2.

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2.	Term. The term of this Agreement shall be August 1, 2007 through December 31, 2008, unless terminated earlier under the provisions of Paragraph 6.

3.	Compensation. A. O. Smith shall pay consultant at the rate of $23,640.00 per month commencing on August 1, 2007. Because Consultant is an independent contractor, there shall be no income tax or FICA withheld from the fees due under the Agreement.

4.	Reimbursement of Expenses. During the term of this Agreement and upon submission of proper documentation, A. O. Smith shall reimburse Consultant for reasonable out-of-pocket business expenses incurred by Consultant while performing consulting services pursuant to this Agreement.

5.	Independent Contractor. In rendering services under this Agreement, Consultant shall be an independent contractor, not an employee of A. O. Smith. Consultant shall be free to control the manner in which the services are performed under this Agreement.

6.	Termination. A. O. Smith shall have the absolute right to terminate this Agreement, without notice, effective immediately upon Consultant’s breach of any material provision of this Agreement.

7.	Death or Disability. If Consultant should become physically or mentally disabled, the payments provided under Section 3 shall continue to be made notwithstanding his inability to perform consulting services due to his disability. In the event of Consultant’s death during the term of the Agreement, payments under Section 3 shall be made to his spouse or to his estate, if his spouse has predeceased him.

8.	Confidential Information. Consultant agrees that he will not disclose to any person, firm or corporation any secret, confidential or proprietary information of A. O. Smith or its affiliates, unless such information is in the public domain or is required to be disclosed by law. Such secret, confidential and proprietary information shall include, but not be limited to, such matters as A. O. Smith’s costs, profits, markets, sales, pricing, product lines, policies, operational methods, suppliers, customers and strategic plans.

9.	Successors. Neither this Agreement nor any rights, duties or payments arising hereunder may be assigned, pledged or transferred by Consultant.

10.	Controlling Law. This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of Wisconsin.

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11.	Severability. Any provision in this Agreement which is prohibited or unenforceable shall be ineffective without invalidating the remaining provisions of the Agreement.

12.	Entire Agreement. This instrument sets forth the entire Agreement and undertaking between the parties relating to the subject contained in it and merges all prior understandings, agreements and discussions between them. Neither party shall be bound by any representation, definition, condition or provision other than as expressly stated in this Agreement.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date first above written.

CONSULTANT		A. O. SMITH CORPORATION

By	/s/ W. David Romoser	By	/s/ Mark A. Petrarca
	W. David Romoser	Title	SVP, Human Resource & Public Affairs

Address:

11019 North Wyngate Trace

Mequon, WI 53092-5869

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